Exhibit 99.2

News Release
Amkor Announces Pricing of Senior and Convertible Senior Subordinated Notes Offerings
CHANDLER, Ariz. — May 11, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) announced today that it has priced an offering of $400 million aggregate principal amount of its 9.25% senior notes due 2016 (the “Senior Notes”). The offer reflects a $100 million increase to its previously announced intent to offer $300 million aggregate principal amount of its Senior Notes. The issue price of the Senior Notes is 100%, and the offering is expected to close on May 26, 2006.
On April 28, 2006, the Company commenced a tender offer for up to $200 million aggregate principal amount of its 9.25% senior notes due 2008. As of May 9, 2006, approximately $350 million aggregate principal amount of the 9.25% senior notes have been tendered in the tender offer. The Company also announced today that it has increased the tender offer cap to $360 million. The Company intends to use the net proceeds of the offering of its Senior Notes to purchase the 9.25% senior notes in the tender offer (including the payment of the tender premium, accrued and unpaid interest, the early tender payment and related fees and expenses). The Company intends to use any remaining net proceeds from the offering of the Senior Notes to pay its other debt obligations and for working capital and general corporate purposes. The tender offer is conditioned on completion of the Senior Notes offering.
Concurrent with the pricing of the Senior Notes offering, the Company also announced today that it has priced an offering of $190 million aggregate principal amount of its 2.5% convertible senior subordinated notes due 2011 (the “Convertible Notes”). The offer reflects a $40 million increase to its previously announced intent to offer $150 million aggregate principal amount of its Convertible Notes. Additionally, the Company has announced that it has granted the underwriter, Citigroup Global Markets Inc., an option to purchase up to an additional $28.5 million aggregate principal amount of Convertible Notes, which is exercisable on or prior to June 9, 2006. The Convertible Notes are convertible at any time by the holders thereof into shares of the Company’s common stock at an initial conversion rate of 68.5589 shares of common stock per $1,000 principal amount of Convertible Notes (which represents an initial converion price of $14.59 per share), subject to adjustment. The issue price of the Convertible Notes is 100%, and the offering is expected to close on May 26, 2006.
The Company intends to use the net proceeds from the offering of the Convertible Notes to redeem, repurchase or otherwise retire a portion (or, if the underwriter exercises its option to purchase additional notes in full, all) of the $200 million aggregate principal amount outstanding of its 10.5% senior subordinated notes due 2009 (together with the payment of the related premium, accrued and unapid interest to and including the redemption date and related fees and expenses). The Company intends to use any remaining net proceeds from the offering of the Convertible Notes to pay its other debt obligations and for working capital and general corporate purposes.

The completion of the Senior Notes offering and the completion of the Convertible Notes offering are conditioned on each other. Each offering is being made pursuant to the Company’s effective shelf registration statement filed with the Securities and Exchange Commission on May 10, 2006 by means of a separate prospectus supplement.
Citigroup Global Markets Inc. is acting as sole book-running manager for each of the offerings. When available, prospectus supplements relating to the proposed offerings may be obtained from: Citigroup Corporate and Investment Banking, Attn: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (718) 765-6732.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Contact:
     Amkor Technology, Inc.
     Jeffrey Luth
     480-821-5000 ext. 5130
     jluth@amkor.com